Exhibit 10.20
BILLIONTOONE
ANNUAL INCENTIVE PLAN
(Effective as of March 3, 2026)
Article I. PURPOSE AND DURATION
Section 1.01 Purpose. This BillionToOne Annual Incentive Plan, as amended from time to time (the “Plan”) is intended to: (a) attract and retain top performing employees; (b) motivate employees by tying compensation to the performance of the Company or any portion thereof, as applicable; and (c) reward exceptional individual performance that supports overall Company objectives.

Section 1.02 Duration. The Plan is effective for performance periods beginning as of January 1, 2026, and will remain in effect until terminated pursuant to Article 8.
Article II. DEFINITIONS AND CONSTRUCTION
Section 2.01 Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a) “Administrator” means, with respect to Executive Officers, the Committee, and with respect to all other Participants, the Chief Executive Officer of the Company.
(b) “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.
(c) “Base Salary” of a Participant means the Participant’s base salary as of the last day of the Performance Period.
(d) “Board” means the Board of Directors of the Company.
(e) “Class A Stock” shall mean a number of actual whole (not fractional) shares of the Company’s Class A Common Stock (or any successor class of common stock).
(f) “Class A Grant Date Value” shall mean be determined using the average closing price of shares of Class A Stock over the 30-trading day period ending on the date of payment, or if such date is not a trading day, on the last trading day prior to such date.
(g) “Company” means BillionToOne, Inc., and its subsidiaries.
(h) “Committee” means the Compensation Committee of the Board.
(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include any successor provision thereto.
(j) “Executive Officer” means an employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or, if at any time the

Exhibit 10.20
Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, an employee of the Company who would be deemed an “officer” within the meaning of Rule 16a-1(f) if the Company had a class of securities so registered, as determined by the Board in its discretion.
(k) “Participant” means an Executive Officer or other employee who has been granted a Performance Award by the Administrator.
(l) “Performance Award” means an opportunity granted to a Participant to receive a payment based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.
(m) “Performance Measures” means the category or categories of performance that must be achieved, as determined by the Administrator at the time of grant of a Performance Award. Performance Measures may be measured (1) for the Company on a consolidated basis, (2) for any one or more affiliates or divisions of the Company and/or (3) for any other business unit or units of the Company as defined by the Administrator. In addition, the Administrator may exercise discretion in determining eligibility for a Performance Award based on an individual or strategic performance evaluation as a condition to receiving all or any portion of an award payment.
(n) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under a Performance Award, and/or for the amount of payment to be determined based on the Performance Scale.
(o) “Performance Period” means a period of one fiscal year of the Company, or such other period as selected by the Administrator, such as with respect to non-Executive Officers, two periods of six months each (first half and second half of the Company’s fiscal year) during which corporate and individual performance may be measured.
(p)“Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure as determined by the Administrator.
(q) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the effective date hereof.
Article III. ELIGIBILITY
Section 3.01 Eligibility. Subject to Compensation Committee approval, all Executive Officers and such other employees as designated by the Chief Executive Officer, shall be eligible to participate in the Plan.

Section 3.02 New Hires; Promotions. New Participants who become eligible after the beginning of the Performance Period due to new hire or promotion will receive an appropriate

Exhibit 10.20
proration of the Performance Award based on length of employment or length in an eligible position, as applicable. For clarification, no new hire (of non-Executive Officers) commencing employment with the Company on or after April 1st (with respect to any full fiscal year Performance Period or with respect to any partial fiscal year Performance Period ending on or prior to June 30th of such fiscal year) or October 1st (with respect to any partial-fiscal year Performance Period ending on or after July 1st of such fiscal year) will be eligible for a Performance Award during that Performance Period.

Section 3.03 Termination of Employment. Except as otherwise provided under the terms of an employment or severance arrangement between a Participant and the Company, no Participant shall earn a Performance Award for a Performance Period unless the Participant is employed by the Company (or is on an approved leave of absence) on the payment date (determined in accordance with Section 5.02).
Article IV. CONTINGENT PERFORMANCE AWARDS
At the time of grant of a Performance Award, the Administrator shall determine for each award the Performance Measure(s), the Performance Goal(s) for each Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured from the Performance Scale). The target bonus amount payable to a Participant may be designated as a flat dollar amount, as a percentage of the Participant’s base salary (as may be pro-rated on an annual basis as applicable), or as may be determined by any other means as the Administrator may specify at the time the Performance Award is granted.

Article V. PAYMENT
Section 5.01 Evaluating Performance and Computing Awards.

(a)As soon as practicable following the close of a Performance Period, the Administrator shall determine whether and to what extent the Performance Goals and other material terms of the Performance Award issued for such period were achieved and shall determine whether any discretionary adjustments under Subsection (b) shall be made. The Administrator may appropriately adjust any evaluation of performance under a Performance Goal. The Administrator (or its delegate) shall then determine the award amount payable to a Participant under the Performance Award.

(b)The Administrator may adjust (up or down) each Participant’s potential award amount under any Performance Award, based upon individual/strategic performance and/or any

Exhibit 10.20
other factors, in the Administrator’s sole discretion; provided that, in no event shall the final award amount to any individual Participant be greater than two hundred and forty percent (240%) of the target award amount for such Participant under a Performance Award; provided further that, aggregate payouts under the Plan for a fiscal year shall not exceed two hundred percent (200%) of the aggregate target bonus amounts of all Participants (determined at the end of the Performance Period).
(c)There is no minimum award or guaranteed payment with respect to any Performance Award individually or in aggregate; all Performance Awards under the Plan are discretionary on the part of the Company, and the Company reserves the right, at all times, to reduce the payment with respect to a Performance Award or to pay no amount, in its sole discretion.

Section 5.02 Timing and Form of Payment. When the payment due to the Participant has been determined, payment shall be made in a cash lump sum or fully vested shares of the Company’s Class A Stock, typically as soon as practicable after the Administrator has determined the extent to which the Performance Goals have been achieved. In no event will payment be made after the later of: (a) 2½ months after the end of the Company’s first taxable year when the Performance Award is no longer subject to such “substantial risk of forfeiture” (under Section 409A), or (b) 2½ months after the end of a Participant’s first taxable year when the Performance Award is no longer subject to such “substantial risk of forfeiture;” unless a later date is established by the Company, or the Company permits the Participant to designate a later date, in either case only as permitted under Section 409A. Shares of fully vested Class A Stock payable under the Plan shall be granted pursuant to the Company’s 2025 Equity Incentive Plan and shall be deemed an “Other Award” thereunder, and the number of shares of Class A Stock payable to a Participant shall be determined by dividing the Class A Grant Date Value by the dollar value of that portion (rounded down to the nearest whole share and with any fractional share paid out in cash).
Section 5.03 Recoupment. Compensation received by the Participant under the Plan shall be subject to the terms of any recoupment or clawback policy that may be adopted by the Company from time to time (including the BillionToOne, Inc. Clawback Policy, as amended from time to time) and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Plan.

Article VI. RIGHTS OF PARTICIPANTS
Section 6.01 No Funding. No Participant shall have any interest in any fund or in any specific asset or assets of the Company by reason of any Performance Award under the Plan. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated

Exhibit 10.20
prior to payment and the obligation to pay any Performance Award under the Plan shall at all times be an unfunded and unsecured obligation of the Company. In furtherance of the foregoing, it is intended that the Company has merely a contractual obligation to make payments to Participants when due hereunder and Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.

Section 6.02 No Transfer. No Participant may assign, pledge, or encumber his or her interest under the Plan, or any part thereof.

Section 6.03 No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:
(a)Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;
(b)Limit in any way the right of the Company to terminate a Participant’s employment at any time; or
(c) Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.

Article VII. ADMINISTRATION
Section 7.01 General. The Plan shall be administered by the Administrator.

Section 7.02 Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Section 7.03 Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Compensation Committee or the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determinations and decisions shall not be reviewable.

Exhibit 10.20
Article VIII. AMENDMENT AND TERMINATION
Each of the Compensation Committee and the Board has the authority to terminate, change, modify or amend the provisions of the Plan at any time in its sole discretion, including during or after a Performance Period, which termination, change, modification or amendment may have retroactive effect. Furthermore, the Chief Executive Officer has the authority to make amendments to the Plan that do not significantly increase the cost of the Plan or increase or create the opportunity for an increase in the amount which an Executive Officer receives under the Plan, and which in Chief Executive Officer’s determination (a) clarify the terms of the Plan; (b) assist in the administration of the Plan; (c) are necessary or advisable for the Plan to comply with applicable law; or (d) are necessary or advisable for Performance Awards to be exempt from or comply with the requirements of Section 409A.

Article IX. TAX WITHHOLDING
The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments. With respect to the portion of any payment under the Plan that is payable in Class A Stock, Section 12 of the Company’s 2025 Equity Incentive Plan is incorporated herein by reference.

Article X. SECTION 409A
The Plan is intended to be exempt from or to comply with Section 409A and shall be administered and interpreted accordingly. Notwithstanding any other provision of the Plan, if any provision of the Plan conflicts with the requirements of Section 409A, the requirements of Section 409A shall supersede any such provision. To the extent that any provision of this Plan is ambiguous, such provision shall be interpreted in a manner that will permit the Plan to be exempt from or comply with Section 409A. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.